SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12 / / Confidential, for Use of the Commission
     Only (as permitted by Rule 14a-6(e)(2))

                            NEW FRONTIER MEDIA, INC.
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock, par value $.0001 per share

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

     Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:


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                                EXPLANATORY NOTE

         New Frontier Media, Inc., a Colorado corporation (the "Company"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on July 30, 2002 in connection with the solicitation of proxies for electing the board of directors of the Company at the Company's 2002 annual meeting of shareholders.

                      THE FOLLOWING RELEASE WAS ISSUED OVER
                   PR NEWSWIRE IN THE MORNING OF JULY 30, 2002



[Logo]
NEW FRONTIER MEDIA

For Immediate Release
Contact: Karyn Miller
(303)444-0900 x 102
kmiller@noof.com


                        NEW FRONTIER MEDIA, INC. EXPOSES

                           EDWARD BONN'S HIDDEN AGENDA

Boulder, Colorado, July 30, 2002. NEW FRONTIER MEDIA, INC., (Nasdaq: NOOF) announced today that it has sent a letter to its shareholders exposing what it believes to be dissident shareholder Edward Bonn's hidden agenda for the Company. A complete copy of the letter follows, and additional copies can be obtained by calling D.F. King & Co., Inc. at (212) 269-5550.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Please refer to the Company's Form 10-K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is the fastest growing distributor of Adult Entertainment today. The Company delivers the most extensive lineup of quality programming over the broadest range of electronic means including cable, satellite, Internet, Broadband and video-on-demand. The Erotic Networks(TM), the umbrella brand for the Company's subscription and pay television subsidiary, provides pay-per-view and subscription TV networks to over 33 million cable, DBS (direct broadcast satellite) and C-band households throughout North America. The


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Erotic Networks(TM) include Pleasure(TM), TeN(TM), ETC (Erotic Television
Clips)(TM), Extasy(TM), True Blue(TM) and X-Cubed(TM). These networks represent the widest variety of editing standards available and are programmed without duplication to offer the most extensive selection of adult network programming under a single corporate umbrella. IGallery, the Company's Internet subsidiary, operates in the adult Internet market serving both the consumer and webmaster markets. IGallery designs and manages membership-based web sites for the consumer market. In addition, IGallery offers products and services to the webmaster market.

For more information contact Karen Miller at (303) 444-0900 and please visit our web site at www.noof.com.

NEW FRONTIER MEDIA HAS FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THE SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF NEW FRONTIER MEDIA FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS. NEW FRONTIER MEDIA STRONGLY ADVISES ALL NEW FRONTIER MEDIA SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN NEW FRONTIER'S PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT FILED ON JULY 24, 2002.


                                [Letter Follows]

                             NEW FRONTIER MEDIA LOGO

                                                                   July 29, 2002

         Edward J. Bonn, a former director of New Frontier Media, has initiated a proxy contest for control of your company. You should know that your board and management oppose Mr. Bonn and urge you to reject him and his hand-picked nominees.

         Mr. Bonn joined the Company's board and management team when New Frontier agreed to purchase Mr. Bonn's company, IGallery, in March 1999. Mr. Bonn has since been sued by your Company FOR FRAUD AND BREACH OF FIDUCIARY DUTY. In addition, Mr. Bonn's inept management of New Frontier's Internet division has diminished the Company's value, and his self-serving campaign to oust the current leadership has been a waste of management time and shareholder money.

         You may have already received proxy materials from Mr. Bonn disparaging New Frontier's leadership. However, as you reach your opinion as to which director nominees are better suited to represent your interests on the New Frontier board of directors, please CONSIDER THE FOLLOWING:

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    o   We believe that Mr. Bonn initiated this proxy contest to "SWEEP UNDER
        THE RUG" THE COMPANY'S INVESTIGATION AND LAWSUIT against him. No one should be fooled by his claim to "hold current management accountable". The Company is seeking to rescind the purchase of Mr. Bonn's company which gave him his stake in New Frontier. A successful outcome of this lawsuit may result in a significant benefit to shareholders and result in a substantial loss to Mr. Bonn. If Mr. Bonn wins this proxy contest, he may never be held accountable for his actions. We believe this proxy contest is really all about Mr. Bonn's attempt to have his hand-picked board withdraw the Company's lawsuit against him for fraud and breach of fiduciary duty.

    o Your board of directors, after a thorough independent investigation, brought this legal action against Mr. Bonn for GROSS MISREPRESENTATION of IGallery's business - specifically its financial condition and marketing practices. Our lawsuit alleges that material facts regarding IGallery's deteriorating cash flow, increasing costs of sale, decreasing membership revenues and FTC inquiries regarding deceptive marketing practices were FRAUDULENTLY HIDDEN from the Company when it purchased IGallery from Mr. Bonn.

    o Mr. Bonn instructed the Company's accounting department on several occasions to reimburse him for his personal legal bills. The Company is now seeking to recover these MISAPPROPRIATED SHAREHOLDER FUNDS.

    o MR. BONN CAN'T ADD - OR ATTEMPTED TO MISLEAD YOU. Mr. Bonn claimed that New Frontier has under performed Private Media by 385% as of March 31, 2002, when the true number was actually 15%. In fact, as of today New Frontier has outperformed Private Media.

    o It is DISHONEST AND MISLEADING for Mr. Bonn to wage a proxy campaign blaming management for the decline in the Company's stock price, without telling you that he was an active member of the Company's management during the exact period in which the Company's common stock price suffered its most significant decline. Indeed, he was President of the Company from July 2000 to June 2001.

    o Mr. Bonn's performance in a fiduciary capacity at other public companies has been similarly criticized. Prior to IGallery, Mr. Bonn served as a director and executive officer of Independent Entertainment Group, Inc., where his tenure lasted less than one year. Independent Entertainment Group SUED MR. BONN FOR BREACH OF FIDUCIARY DUTY AND NEGLIGENCE for, among other things, MANIPULATION of the financials of his division so as to trigger performance rewards for himself and others when those payments would have been otherwise withheld.

    o CERTAIN OTHER DIRECTOR NOMINEES MR. BONN IS ASKING YOU TO SUPPORT ARE SIMILARLY "DISTINGUISHED". CARLTON JENNINGS sold the satellite phone company he ran, once valued at $5.8 billion, for $25 million. BERNIE STOLAR managed BAM! Entertainment, a childrens video game company, from $10 per share seven months ago to $2 per share today. At PLM, STEPHEN PEARY's compensation increased 54% while the company experienced an 84% drop in operating income and a $6.6 million net loss. More importantly, not one of Bonn's nominees has any experience bridging the gap between the adult content and mainstream cable and satellite businesses.

         MR. BONN HAS OFFERED NEITHER A VISION NOR AN ACTIONABLE PLAN FOR NEW FRONTIER MEDIA. HIS ENTIRE CAMPAIGN IS NEGATIVE AND TRANSPARENTLY SELF-SERVING. IN FACT, WE BELIEVE MR. BONN HAS CONSISTENTLY PLACED HIS OWN PERSONAL INTERESTS AHEAD OF THE INTERESTS OF NEW FRONTIER SHAREHOLDERS.

         We believe the best interests of New Frontier shareholders will be served by electing the nominees selected by the independent members of the Nominating Committee and recommended by both the Executive Committee and the full Board of Directors. We urge you to sign, date and mail the enclosed WHITE proxy card today. Discard any gold proxy card sent to you by Mr. Bonn.

         Please direct any questions regarding voting your shares to D.F. King & Co., Inc, which is assisting the Company, toll-free at 1-800-431-9642.

         Thank you for your support.

                                   Sincerely,

                                   /s/ Mark Kreloff
                                   Mark Kreloff
                                   Chairman and Chief Executive Officer


                                   /s/ Michael Weiner
                                   Michael Weiner
                                   Executive Vice President and
                                   Secretary

NEW FRONTIER MEDIA HAS FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THE SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF NEW FRONTIER MEDIA FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS. NEW FRONIER MEDIA STRONGLY ADVISES ALL NEW FRONTIER MEDIA SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN NEW FRONTIER'S PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT, FILED ON JULY 24, 2002.

If your shares are held in your name, please sign, date and return the enclosed WHITE proxy card today. If your shares are held in "Street name", only your broker or bank can vote your shares and only upon receipt of your specific instructions. Return the enclosed card and contact the person responsible for your account to ensure that a WHITE proxy card is voted on your behalf. If you have returned a GOLD proxy card from Mr. Bonn, you can change your vote by signing, dating and returning the enclosed proxy card. Only the latest-dated card counts. If you have any questions or require assistance in voting your shares, please call D.F. King & Co., Inc, toll-free on 1-800-431-9642.